Exhibit 99.b18

                               KEMPER MUTUAL FUNDS
                         MULTI-DISTRIBUTION SYSTEM PLAN


         WHEREAS, Cash Account Trust (the "Fund"), which is adopting this Multi-Distribution System Plan on behalf of its Money Market Series (the "Series"), is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS, Scudder Kemper Investments, Inc. serves as investment adviser and Kemper Distributors, Inc. serves as principal underwriter for each Fund;

         WHEREAS, the Series currently has a single class of shares, with a Rule 12b-1 distribution plan providing for a distribution fee at an annual rate of up to 0.60% of average daily net assets;

         WHEREAS, the Fund desires to establish a Multi-Distribution System enabling the Fund, as more fully reflected in its prospectus, to offer investors the option of purchasing shares of the Series (a) with a Rule 12b-1 distribution fee of not more than 0.60% of average daily net assets, to be purchased primarily through financial intermediaries not otherwise affiliated with the Fund ("Service Shares"); (b) with an Administrative Services Fee of not more than 0.25% of average daily net assets, to be purchased primarily through financial intermediaries which provide services requiring a lower level of compensation ("Reserve Shares"); (c) with an Administrative Services Fee of not more than 0.25% of average daily net assets, to be purchased primarily through financial intermediaries which provide expanded services, such as enhanced checkwriting, ("Premier Shares"); or (d) with an Administrative Services Fee of not more than 0.15% of average daily net assets, to be purchased primarily by institutions purchasing through financial intermediaries ("Institutional Shares"); and

         WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges;

         NOW, THEREFORE, the Fund, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Multi-Distribution System Plan on behalf of Money Market Series as follows:

         1. Each class of shares will represent interests in the same portfolio of investments of the Series, and be identical in all respects to each other class, except as set forth below. The only differences among the various classes of shares of the Series will relate solely to: (a) different distribution fee payments associated with any Rule 12b-1 Plan for a particular class of shares and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto), which will be borne solely by shareholders of such classes;
(b)  different  service  fees;  (c)  different  Administrative

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Service Fees or shareholder servicing fees; (d) different class expenses,  which will be limited to the following expenses determined by the Fund board to be attributable to a specific class of shares: (i) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class;
(ii) Securities and Exchange Commission registration fees incurred by a specific class; (iii) litigation or other legal expenses relating to a specific class;
(iv) board member fees or expenses incurred as a result of issues relating to a specific class; and (v) accounting expenses relating to a specific class; (e) the voting rights related to any Rule 12b-1 Plan affecting a specific class of shares; (f) conversion features; (g) exchange privileges; and (h) class names or designations. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly applied to one class of shares of the Series shall be so applied upon approval by a majority of the members of the Fund's board, including a majority of the board members who are not interested persons of the Fund.

         2. Under the Multi-Distribution System, certain expenses may be attributable to the Fund, but not to a particular series or class thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes, except that, if the Fund has series, expenses will first be allocated among series, based upon their relative aggregate net assets. Expenses that are attributable to a particular series, but not to a particular class thereof, will be borne by each class of that series on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the underwriter, the investment manager or other provider of services to the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

         A class of shares may be permitted to bear expenses that are directly attributable to that class including: (a) any distribution fees associated with any Rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto); (b) any service fees attributable to such class; (c) any Administrative Service Fees or shareholder servicing fees attributable to such class; and (d) any class expenses determined by the Fund board to be attributable to such class.

         3. Dividends paid by the Fund as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount; except that any distribution fees, service fees, Administrative Service Fees, shareholder servicing fees and class expenses allocated to a class will be borne exclusively by that class.

         4. Any distribution arrangement of the Fund, including distribution fees, will comply with Article III, Section 26, of the Conduct Rules of the National Association of Securities Dealers, Inc.

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         5. All material  amendments to this Plan must be approved by a majority of the members of the Fund's board, including a majority of the board members who are not interested persons of the Fund.

For use on or after:  November 17, 1998